Exhibit 99.2

CHEMTURA CORPORATION

EIP SETTLEMENT PLAN

ARTICLE I

PURPOSE OF THE PLAN

This plan shall be known as the Chemtura Corporation EIP Settlement Plan (this “Plan”) and shall be effective as of the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Effective Date”). The purpose of this Plan is to enable the Company to retain in its employ persons of high competence by providing participating employees with an opportunity to receive additional equity incentive compensation.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following capitalized terms shall have the meanings set forth below:

2.1 “Board” means the Board of Directors of the Company.

2.2 “Code Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.3 “Code Section 162(m)” means Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.4 “Committee” means the Organization, Compensation and Governance Committee of the Board or such other committee appointed by the Board for the purpose of administering this Plan.

2.5 “Common Stock” means the common stock of the Company as of the Effective Date and any stock into which the Common Stock is subsequently converted.

2.6 “Company” means Chemtura Corporation, a Delaware corporation.

2.7 “Effective Date” shall have the meaning set forth in Article I hereof.

2.8 “EIP” means the Company’s Emergence Incentive Plan for the 2009 or the 2010 fiscal year, as applicable, as in effect on the date hereof.

2.9 “EIP Award” means the 2009 EIP Award or the 2010 EIP Award, as applicable.

2.10 “Equity Awards” means, collectively, the Stock Options and Restricted Shares granted to Participants in settlement of their EIP Awards.

2.11 “Exercise Price” means the per share exercise price for the Stock Options granted hereunder, which shall equal the Fair Market Value of a Share on the date of grant of the Stock Options.

2.12 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the closing price reported for the Shares on the applicable date as reported on the principal national securities exchange in the United States on which it is then traded; provided that if the Shares are not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the fair market value in whatever manner it considers appropriate that is intended to be consistent with Section 409A of the Code.

2.13 “Participant” means an individual set forth on Exhibit A or Exhibit B hereto and who is also a participant in good standing under the EIP for the 2009 or 2010 fiscal year, as applicable.

2.14 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.15 “Plan” shall have the meaning set forth in Article I hereof.

2.16 “Plan of Reorganization” means the Company’s Plan of Reorganization filed with the Bankruptcy Court in connection with the Company’s emergence from Chapter 11 bankruptcy proceedings.

2.17 “Plan Value” means the value of a Share based upon the value of the Company under the Plan of Reorganization divided by the number of shares outstanding on the Effective Date, on a fully diluted and fully distributed basis.

2.18 “Restricted Share” means either a restricted stock unit or a Share of restricted stock.

2.19 “Share” means a share of the Company’s Common Stock.

2.20 “Stock Option” means a non-qualified option to purchase Shares.

2.21 “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

2.22 “2009 EIP Participants” means the Participants set forth on Exhibit A hereto.

2.23 “2009 EIP Award” means the award granted to a Participant under the EIP for the 2009 fiscal year.

2.24 “2010 EIP Participants” means the Participants set forth on Exhibit B hereto and such other Participants selected by the Committee from time to time.

2.25 “2010 EIP Award” means the award granted to a Participant under the EIP for the 2010 fiscal year.

ARTICLE III

ADMINISTRATION

3.1 General. This Plan shall be administered by the Committee. Subject to the provisions of this Plan, the Committee shall be authorized to (i) select 2010 EIP Participants, (ii) implement the settlement of EIP Awards in accordance with Section 4.2, (iii) determine whether the conditions and restrictions applicable to any payment have been met, (iv) interpret this Plan, and (v) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out this Plan as it may deem appropriate. Decisions of the Committee on all matters relating to this Plan shall be conclusive and binding upon the Participants to the extent made in good faith and consistent with the terms of the Plan, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.1 hereof. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated.

3.2 Plan Expenses. The expenses of this Plan shall be borne by the Company.

3.3 Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Equity Award under this Plan, and rights to the grant of Equity Awards shall be no greater than the rights of the Company’s general unsecured creditors.

3.4 Delegation. The Committee may, to the extent permissible by law, delegate any of its authority hereunder to such Persons as it deems appropriate, subject to the limitations of Code Section 162(m).

ARTICLE IV

PARTICIPATION AND PAYMENT OF

EMERGENCE INCENTIVE PLAN AWARDS

4.1 Participation.

(a) 2009 EIP Participation. With respect to the EIP for the 2009 fiscal year, the 2009 EIP Participants shall receive a 2009 EIP Award in accordance with the terms of the EIP for the 2009 fiscal year, to be settled in accordance with Section 4.2 hereof within ten (10) days following the Effective Date.

(b) 2010 EIP Participation. With respect to the EIP for the 2010 fiscal year, the 2010 EIP Participants shall be eligible to receive a 2010 EIP Award in accordance with the terms of the EIP for the 2010 fiscal year, to be settled in accordance with Section 4.2 hereof no later than March 15, 2011.

4.2 Settlement.

(a) 2009 EIP Awards.

(i) Equity Awards. Each 2009 EIP Participant’s 2009 EIP Award shall be settled within ten (10) days following the Effective Date by granting each 2009 EIP Participant (A) Stock Options equal in value to fifty percent (50%) of the value of each 2009 EIP Participant’s 2009 EIP Award and (B) a number of Restricted Shares with a value equal to fifty percent (50%) of the value of each 2009 Participant’s 2009 EIP Award; provided if the Exercise Price is higher than the Plan Value then a portion of the Stock Options to be granted under subparagraph 4.2(a)(i)(A) above shall be converted to Restricted Shares, with the number of such converted Stock Options to equal the (I) excess of the Exercise Price over the Plan Value multiplied by the number of shares underlying the number of Stock Options that otherwise would be granted, divided by (II) the Exercise Price; provided further, that, after such conversion, the total value of each 2009 EIP Participant’s Equity Awards granted with respect to the 2009 EIP Award must still equal the value of each 2009 EIP Participant’s 2009 EIP Award. Notwithstanding the foregoing, the Board, in its sole and absolute discretion, may settle the 2009 EIP Award by granting less than fifty percent (50%) of the value of the 2009 EIP Award in the form of Stock Options to the extent the total value of each 2009 EIP Participant’s Equity Awards granted with respect to the 2009 EIP Award remains equal to the value of each 2009 EIP Participant’s 2009 EIP Award. The terms and conditions of the Equity Awards shall be no less favorable to the 2009 EIP Participants than as set forth on Exhibit C attached hereto.

(ii) Valuation. For purposes of determining the number of Stock Options and Restricted Shares, respectively, to be granted to a 2009 EIP Participant (A) the value of each Share underlying a Restricted Share shall be equal to the Plan Value and (B) the value of each Stock Option shall equal forty-four percent (44%) of the Plan Value.

(b) 2010 EIP Awards.

(i) Equity Awards. Each 2010 EIP Participant’s 2010 EIP Award (if any) shall be settled by granting each 2010 EIP Participant a combination of (A) Stock Options and (B) Restricted Shares with an aggregate value equal to the 2010 EIP Participant’s 2010 EIP Award; provided each 2010 EIP Participant shall receive a number of Restricted Shares with a value equal to no less than twenty five percent (25%) of the value of each 2010 EIP Participant’s 2010 EIP Award. The terms and conditions applicable to such Equity Awards shall be no less favorable to the Participants than as set forth on Exhibit C attached hereto.

(ii) Valuation. For purposes of determining the number of Stock Options and/or Restricted Shares, respectively, to be granted to a 2010 EIP Participant (A) the value of each Share underlying a Restricted Share shall be equal to the Fair Market Value of a Share on the date of grant and (B) the value of each Stock Option shall equal its Black-Scholes value on the date of grant (determined in accordance with the methodology used by the Company to value the Stock Options for financial reporting purposes). The exercise price for the Stock Options shall be the closing price of the Shares on the date of grant.

ARTICLE V

MISCELLANEOUS

5.1 Nontransferability. No rights to receive payment under this Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of a right to receive payment under this Plan contrary to this Section 5.1 shall be void to the greatest extent permitted under applicable law. In case of an attempted transfer by a participant hereunder of a right to receive payment pursuant to this Plan contrary to this Section 5.1 hereof, the Committee may in its sole discretion terminate such right.

5.2 Rights of Participants. Nothing in this Plan shall interfere with or limit in any way any right of the Company or any of its Subsidiaries to terminate employment or other service of any participant hereunder at any time and for any reason (or no reason), nor confer upon any participant hereunder any right to continued service with the Company or any of its Subsidiaries for any period of time or to continue such participant’s present (or any other) rate of compensation. No service provider of the Company or any of its Subsidiaries shall have a right to be selected as a Participant hereunder.

5.3 Withholding Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to any participant hereunder (or secure payment from such participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such participant under this Plan. Any statutorily required withholding obligation with regard to any participant hereunder may be satisfied, subject to the consent of the Committee, by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

5.4 Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

5.5 Titles and Headings. The headings and titles used in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

5.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any rights granted thereunder, and against all amounts paid by them in settlement thereof; provided such settlement is approved by independent legal counsel selected by the Company or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided further that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 5.6 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.

5.7 Amendment, Termination. The Committee, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided, however, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any award theretofore granted to such Participant.

5.8 Governing Law; Waiver of a Jury Trial. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law. The Company and each Participant shall irrevocably and unconditionally waive all right to trial by jury in any proceeding relating to the Plan or any award made hereunder, or for the recognition and enforcement of any judgment in respect thereof (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any award made hereunder.

5.9 Code Section 409A. The Plan is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any award is subject to Code Section 409A, it shall be paid in a manner that will comply with Code Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Code Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company.